Filed pursuant to Rule 433 Registration No. 333-130580 January 5, 2006

HSBC Finance Corporation
$3 Billion Floating Rate Extendible Notes

Final Terms of Floating Rate Extendible Notes
Issuer:	HSBC Finance Corporation (the "Company")
Issue Size:	$3 Billion
Type of Note:	SEC Registered Floating Rate Extendible Notes
Ratings:	A1/A/AA-
Trade Date:	January 5, 2006
Settlement Date:	January 12, 2006
Initial Maturity Date:	February 6, 2007, or if such day is not a Business Day, the immediately preceding Business Day
Final Maturity Date:	February 6, 2012, or if such day is not a Business Day, the immediately preceding Business Day
First Interest Payment Date:	February 6, 2006
First Election Date:	February 6, 2006. The Notice Period for such Election Date will begin on the fifth Business Day prior to but not including such Election Date and end on such Election Date.
Coupon:

1-month LIBOR plus or minus a spread (as described below) reset and payable monthly on an Act/360 day count basis subject to adjustment in accordance with the Modified Following Business Day convention

	Dates	Coupon Resets
	From the original issue date to and not including February 6, 2007	1mUS$LIBOR - 1 bps
	From and including February 6, 2007 to and not including February 6, 2008	1mUS$LIBOR + 1 bps
	From and including February 6, 2008 to and not including February 6, 2009	1mUS$LIBOR + 2 bps
	From and including February 6, 2009 to and not including February 6, 2010	1mUS$LIBOR + 3 bps
	From and including February 6, 2010 to and not including February 6, 2011	1mUS$LIBOR + 4 bps
	From and including February 6, 2011 to and not including February 6, 2012	1mUS$LIBOR + 4 bps
Issue Price:	100%
Gross Fees:	0.20%
Price to Issuer:	99.80%
Total Proceeds:	$2,994,000,000
Minimum Purchase:	$100,000 minimum, multiples of $1,000 thereafter
Interest Payment Dates:

The sixth day of each month, commencing on February 6, 2006 and the Final Maturity Date (each an "Interest Payment Date"); provided that if such day (other than the maturity date) is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day, unless that succeeding Business Day would fall in the next calendar month, in which case such Interest Payment Date will be the immediately preceding Business Day. Notwithstanding the foregoing, the final Interest Payment Date for the Floating Rate Extendible Notes, or any portion of the Floating Rate Extendible Notes maturing prior to the Final Maturity Date, will be the maturity date, and interest for the final Interest Payment Period will accrue from and including the Interest Payment Date in the month immediately preceding such maturity date to but excluding the maturity date

Interest Reset Dates:

The sixth day of each month, beginning February 6, 2006; provided that if such day is not a Business Day, such Interest Reset Date will be the next succeeding day that is a Business Day, unless that succeeding Business Day would fall in the next calendar month, in which case such Interest Reset Date will be the immediately preceding Business Day

Interest Reset Period:

The first Interest Reset Period will be the period from and including February 6, 2006 to but excluding the immediately succeeding Interest Reset Date. Thereafter, the Interest Reset Periods will be the periods from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date; provided that the final Interest Reset Period for the Floating Rate Extendible Notes, or any portion of the Floating Rate Extendible Notes maturing prior to the Final Maturity Date, will be the period from and including the Interest Reset Date in the month immediately preceding the maturity of the Floating Rate Extendible Notes, or any portion of the Floating Rate Extendible Notes, to but excluding the relevant maturity date

Index:

One month LIBOR, Telerate Page 3750, as defined in the Notes. LIBOR for each Interest Period will be determined by the Calculation Agent on the second London Business Day (as defined in the Notes) prior to the first day of such Interest Period

Interest Payment Period:	Monthly
Election Dates and Notice Period:

The sixth day of each month from February, 2006 to January, 2011, inclusive, whether or not such a day is a Business Day. The Notice Period for each Election Date will begin on the fifth Business Day prior to but not including the Election Date and end on the Election Date; however, if that Election Date is not a Business Day, the Notice Period will be extended to the following Business Day

Bookrunner:	HSBC Securities (USA) Inc.
Co-Managers:	BNP Paribas Securities Corp., ING Belgium S.A. / NV., LaSalle Financial Services, Inc., RBC Capital Markets Corp., Scotia Capital (USA) Inc.,
Settlement:	Unless otherwise agreed to, same day basis, in immediately available funds
Trustee/ Paying Agent:	J.P. Morgan Trust Company, National Association

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.